Exhibit 99.1

For Immediate Release

August 21, 2019

JOWAY HEALTH INDUSTRIES GROUP INC. RESPONDS TO PROMOTIONAL PUBLICATIONS

On August 16, 2019, Joway Health Industries Group Inc. (the “Company”) received an inquiry from the OTC Markets concerning the recent publication of three separate statements published on the websites of certain stock promoters, with a resultant rise in the price of the Company’s common stock as traded on the OTCQB under the symbol GTVI.

Set forth below are certain of the questions posed by the OTC Markets and the Company’s responses to such questions.

1.	Provide a summary of the Company’s explanation for the increased trading activity beginning on or about August 15th.

Company Response: We learned about the increased trading activity beginning on or about August 15th from your email. We immediately made inquiries of our president, CEO, CFO and other third party service providers, and we did not find out anyone responsible for the promotional activity. We have no idea about the reasons for the increased trading activity.

2.	State if the Company has engaged any third-party providers for investor relations services, public relations services, marketing, promotion or other related services since our last request dated July 8, 2019.

Company Response: The Company has not.

3.	Describe steps the Company has taken since our last request to identify who is responsible for the promotional activity.

Company Response:  We have made continued inquiries of our president, CEO, CFO and other third party service firms, but we have been unable to identify who is responsible for the promotional activity. Until now we did not receive any report about the suspicious person or the new promotional activity.

4.	Describe how the Company plans to address the current promotional activity

Company Response: We will continue to make inquiries of our officers and third party service providers and advise them not to engage in any promotional activity. As we are not responsible for the current activity, we do not know how to address it.

5.	Describe any and all procedures undertaken by the Company to mitigate future promotional activities.

Company Response: As noted, we will continue to monitor our officers and third party service providers and advise them not to engage in any promotional activity and to inform the Company immediately if they become aware of any such activity.

6.	State if any regulatory bodies, including but not limited to the Securities and Exchange Commission and FINRA, have requested information from or contacted the Company since our last request.

Company Response: We have not received any such request or had any such contact.

In summary, the Company and its management have no knowledge of why these promotional statements were published, do not endorse such statements, and believe that certain of the statements contained in the promotional activity were inaccurate.

For further information contact:

Jessie Zhan, Financial Department

Joway Health Industries Group Inc.

Email: zhangjh@jowaygroup.com

Tel: +86 -22 -2253 3666